Exhibit 99.2

PENHALL INTERNATIONAL CORP.

1801 Penhall Way

Anaheim, California 92803

November 1, 2005

Mr. David H. Wills

Ms. Pamela Segars

National Christian Foundation (“NCF”)

1100 Johnson Ferry Road, N.E.

Suite 900

Atlanta, Georgia 30342

RE:  Redemption of 10.5% Senior Exchangeable Preferred Stock

Dear Mr. Wills and Ms. Segars:

Reference is made to that certain Letter Agreement, dated December 14, 2004, by and between Penhall International Corp., an Arizona corporation (the “Company”), and National Christian Foundation (the “Initial Letter Agreement”), as amended by that certain Letter Agreement, dated September 8, 2005, by and between the Company and National Christian Foundation (together with the Initial Letter Agreement, the “Letter Agreements”).

The purpose of this letter is to update you on the status of the impending refinancing of Penhall’s 12% Senior Notes due 2006 and to notify you of our election to redeem all the Company’s 10.5% Senior Exchangeable Preferred Stock (the “Senior Preferred”) owned by NCF in full, including face amount and all accrued dividends, for an aggregate amount of $7.5 million in cash (the “Redemption Price”), as agreed under the Letter Agreements.  Please be advised that on November 1, 2005, the Company entered into credit agreements to refinance its 12% Senior Notes due 2006.  In connection with such refinancing, the Company has agreed with its lenders to redeem all of its Senior Preferred owned by NCF.  As agreed under the Letter Agreements, the Company hereby notifies you of its election to redeem all of its Senior Preferred owned by NCF on December 1, 2005 (the “Redemption Date”).

In accordance with the Letter Agreements, since the redemption of the Senior Preferred will occur on or before March 30, 2006, the $500,000 deposited with you on October 3, 2005 shall be credited towards the Redemption Price of the Senior Preferred, such that the Redemption Price shall be reduced from $7.5 million to $7.0 million.  The Company records indicate that you own 10,000 shares of the Senior Preferred, all of which shall be redeemed by the Company.  Please send, on or prior to the Redemption Date, the certificate(s) representing all of the Senior Preferred owned by NCF, duly endorsed for transfer, to the Company at the following address:  Jeffrey Platt, Penhall International Corp., 1801 Penhall Way, Anaheim, California 92803.  Subject to receipt of such stock certificate(s), on December 1, 2005, we will wire transfer to you $7.0 million.  For such purpose, please send us your wiring instructions at your earliest convenience.

We thank you for your cooperation in the Company’s vital refinancing and restructuring efforts.  Should you have any questions, please do not hesitate to contact me at (714) 578-3217.

Very truly yours,

PENHALL INTERNATIONAL CORP.

By:	/s/ John T. Sawyer
John T. Sawyer
President